Item 6.02
Change of Servicer or Trustee
Barclays Capital Real Estate Inc. d/b/a HomEq Servicing ("New HomEq") replaced
HomEq Servicing Corporation ("HomEq"), as servicer, effective as of November 1, 2006 (the
"Closing Date"), pursuant to the transaction described below.
Wachovia Corporation ("Wachovia") and Barclays Bank PLC ("Barclays") previously announced the sale of the U.S. sub-prime residential mortgage loan servicing business (the "Sub-
Prime Servicing Business") of HomEq, a subsidiary of Wachovia, to Barclays pursuant to the
Asset Purchase Agreement, dated as of June 22, 2006 (the "Purchase Agreement"), among
Wachovia, HomEq, certain of Wachovia's other subsidiaries, and Barclays.
Under the Purchase Agreement, HomEq agreed to sell to Barclays substantially all of its assets and Wachovia and certain of its other subsidiaries agreed to sell to Barclays certain assets, related to the U.S. Sub-Prime Servicing Business (collectively, the "Transaction"). Barclays now owns substantially all of the assets relating to HomEq's U.S. Sub-Prime Servicing Business and has agreed to assume certain liabilities related to those assets that may arise and pertain to the period after the Closing Date, while HomEq will retain those liabilities that may arise and pertain to the period prior to the Closing Date. In connection with the Transaction, the rating agencies (a) assigned to New HomEq the same servicer ratings, without a downgrade, that were previously assigned to HomEq and (b) confirmed that the transfer of servicing to New HomEq in and of itself would not result in a downgrade, qualification or withdrawal of the then-current ratings of any asset-backed securities rated by them for which HomEq was a servicer. New
HomEq is an approved residential mortgage loan servicer for Fannie Mae, Freddie Mac and
HUD and is licensed to service mortgage loans in each state where a license is required.
Pursuant to the Purchase Agreement, HomEq has assigned the pooling and servicing agreement or related servicing agreement (the "PSA") to Barclays, and New HomEq will be required to continue to service the mortgage loans in accordance with the PSA, which is not being changed as a result of the Transaction. Expenses relating to the Transaction and the transfer of the servicing platform to Barclays will not be an expense of the securitization trust or the related securityholders and, accordingly, no amounts are being set aside to cover such expenses. No special backup servicing arrangements are being implemented as a result of the
Transaction (other than those, if any, already provided for under the PSA).
With respect to the servicing experience of New HomEq, Barclays acquired the servicing platform and related assets and retained the key employees and management of HomEq. As a result, there have been no material changes to the management or servicing platform of New
HomEq in relation to HomEq. Consequently, the information provided herein cumulatively reflects the experience of HomEq and its predecessor. References below to HomEq's servicing experience and servicing portfolio will reflect the experience and portfolio acquired by HomEq as a result of the Purchase Transaction.
New HomEq is a nationwide consumer loan servicing company, primarily involved in mortgage loan servicing, with facilities in North Highlands, California; Raleigh, North Carolina;
and Boone, North Carolina. New HomEq is a subsidiary of Barclays, a public limited company registered in England and Wales under number 1026167. Barclays and its subsidiary undertakings (taken together, the "Group") is a major global financial services provider engaged in retail and commercial banking, credit cards, investment banking, wealth management and investment management services. Based on the Group's unaudited financial information for the period ending June 30, 2006, the Group had total assets of approximately 986,375 million
(2005: 850,388 million).
New HomEq's residential sub-prime and alternative servicing operations are currently rated as "Strong" by Standard & Poor's Rating Services, a division of The McGraw-Hill
Companies, Inc. Fitch Ratings has rated New HomEq "RPS1" as a primary servicer of residential Alt-A and sub-prime products, and "RSS1" as a special servicer. Moody's Investors
Service currently rates New HomEq "SQ1-" as a primary servicer of residential subprime mortgage loans. New HomEq is an approved Freddie Mac and Fannie Mae servicer.
Although Barclays Capital Real Estate Inc. did not have any significant residential mortgage loan servicing experience prior to the Purchase Transaction, HomEq and its predecessors have been servicing residential mortgage loans since 1967. At the end of 2002,
HomEq's predecessors began acquiring servicing from third parties, and currently a substantial majority of the loans in HomEq's servicing portfolio are serviced for third parties, including loans in over 100 residential mortgage-backed securities transactions. HomEq has serviced prime, and non-prime mortgage loans and has experience acting as a special servicer performing collections, loss mitigation, default reporting, bankruptcy, foreclosure and REO property management.
Currently, substantially all of New HomEq's servicing portfolio consists of non-prime mortgage loans, represented by fixed-rate and adjustable-rate, first- and second-lien conventional mortgage loans. The following table reflects the size and composition of HomEq's servicing portfolio as of the end of each indicated period.
New HomEq Mortgage Loan Servicing Portfolio
Servicing Portfolio Composition and Size
Aggregate Principal
Balance as of
June 30, 2006
Aggregate Principal
Balance as of
December 31, 2005
Aggregate Principal
Balance as of
December 31, 2004
Aggregate Principal
Balance as of
December 31, 2003
Product Type
Fixed Rate 1
st
Lien $10,806,139,118 $11,234,562,133 $15,826,596,449 $13,548,719,060
Fixed Rate 2
nd
Lien 2,098,987,266 1,916,187,771 2,448,415,562 2,294,855,204
ARM 1
st
Lien 29,393,219,272 31,639,566,303 24,343,482,623 8,109,636,856
Real Estate Owned (REO) 694,577,534 434,583,520 190,081,298 160,333,648
Total $42,992,923,190 $45,224,899,727 $42,808,575,933 $24,113,544,768

New HomEq's Delinquency and Foreclosure Experience
The following tables set forth the delinquency and foreclosure experience of the mortgage loans serviced by New HomEq at the end of the indicated periods. The indicated
periods of delinquency are based on the number of days past due on a contractual basis. No mortgage loan is considered delinquent for these purposes until it has not been paid by the next scheduled due date. New HomEq's portfolio may differ significantly from the mortgage loans in the mortgage loan pool in terms of interest rates, principal balances, geographic distribution, types of properties, lien priority, origination and underwriting criteria, prior servicer performance and other possibly relevant characteristics. There can be no assurance, and no representation is made, that the delinquency and foreclosure experience with respect to the mortgage loans in the mortgage loan pool will be similar to that reflected in the table below, nor is any representation made as to the rate at which losses may be experienced on liquidation of defaulted mortgage loans in the mortgage loan pool. The actual delinquency experience with respect to the mortgage loans in the mortgage loan pool will depend, among other things, upon the value of the real estate securing such mortgage loans in the mortgage loan pool and the ability of the related borrower to make required payments. It should be noted that if the residential real estate market should experience an overall decline in property values, the actual rates of delinquencies and foreclosures could be higher than those previously experienced by New HomEq. In addition, adverse economic conditions may affect the timely payment by borrowers of scheduled payments of principal and interest on the mortgage loans in the mortgage loan pool and, accordingly, the actual rates of delinquencies and foreclosures with respect to the mortgage loan pool. Finally, the statistics shown below represent the delinquency experience for New
HomEq's mortgage servicing portfolio only for the periods presented, whereas the aggregate delinquency experience with respect to the mortgage loans comprising the mortgage loan pool will depend on the results obtained over the life of the mortgage loan pool. Totals in the tables that follow may not sum due to rounding.
New HomEq Mortgage Loan Servicing Portfolio
Delinquencies and Foreclosures
(Dollar Amounts in Thousands)
As of June 30, 2006
Number of
Loans
Principal
Balance
Percent by
Principal
Balance
Current Loans.......................... 251,115 $34,907,556 81.19%
Period of Delinquency
30 to 59 days....................... 23,617 3,239,389 7.53%
60 to 89 days....................... 8,330 1,188,891 2.77%
90 days or more................... 6,522 777,354 1.81%
Total Delinquencies.................. 38,469 5,205,634 12.11%
Foreclosures ............................ 9,991 1,389,980 3.23%
Bankruptcies............................ 9,787 795,176 1.85%
Total Foreclosures and
Bankruptcies............................
19,778 2,185,155 5.08%
Real Estate Owned
6,155 694,578 1.62%
Total Portfolio
315,517 $42,992,923 100.00%
As of December 31, 2005
Number of
Loans
Principal
Balance
Percent by
Principal
Balance
Current Loans.......................... 265,153 $37,124,345 82.09%
Period of Delinquency
30 to 59 days....................... 26,380 3,446,717 7.62%
60 to 89 days....................... 8,885 1,204,065 2.66%
90 days or more................... 6,101 688,152 1.52%
Total Delinquencies.................. 41,366 5,338,935 11.81%
Foreclosures ............................ 9,674 1,255,477 2.78%
Bankruptcies............................ 13,092 1,071,560 2.37%
Total Foreclosures and
Bankruptcies............................
22,766 2,327,037 5.15%
Real Estate Owned
4,395 434,584 0.96%
Total Portfolio
333,680 $45,224,900 100.00%
As of December 31, 2004
Number of
Loans
Principal
Balance
Percent by
Principal
Balance
Current Loans.......................... 301,208 $37,671,124 88.00%
Period of Delinquency
30 to 59 days....................... 20,831 2,378,568 5.56%
60 to 89 days....................... 6,575 761,639 1.78%
90 days or more................... 3,285 324,419 0.76%
Total Delinquencies.................. 30,691 3,464,625 8.09%
Foreclosures ............................ 7,006 703,929 1.64%
Bankruptcies............................ 12,181 778,816 1.82%
Total Foreclosures and
Bankruptcies............................
19,187 1,482,745 3.46%
Real Estate Owned
2,528 190,081 0.44%
Total Portfolio 353,614 $42,808,576 100.00%
As of December 31, 2003
Number of
Loans
Principal
Balance
Percent by
Principal
Balance
Current Loans.......................... 234,635 $21,488,618 89.11%
Period of Delinquency
30 to 59 days....................... 13,709 1,029,985 4.27%
60 to 89 days....................... 3,838 276,720 1.15%
90 days or more................... 2,775 185,249 0.77%
Total Delinquencies.................. 20,322 1,491,954 6.19%
Foreclosures ............................ 5,101 363,205 1.51%
Bankruptcies............................ 11,322 609,434 2.53%
Total Foreclosures and
Bankruptcies............................
16,423 972,639 4.03%
Real Estate Owned
2,597 160,334 0.66%
Total Portfolio
273,977 $24,113,545 100.00%
New HomEq's Policies and Procedures
Upon the acquisition of servicing rights, New HomEq coordinates with the prior servicer of the mortgage loans to achieve a transfer of servicing activities with minimal impact to mortgagors. The transfer and boarding process involves notifying the mortgagors of the servicing transfer, transferring electronic files containing loan set up information and a payment history, if applicable. In addition, loan documents are stored either in hard copy or electronically imaged form for future review and reference. All boarding activities are regularly reviewed to assure best practices are employed throughout the boarding process.
Once a mortgage loan has been boarded, New HomEq begins to collect mortgage payments in adherence to the applicable servicing agreement and customary industry standards.
New HomEq's collections strategy is based on a predictive behavioral scoring system that enables collection efforts to be focused on mortgage loans that represent the greatest risks within the servicing portfolio and is intended to address potential collection problems as soon as possible before they migrate into more costly delinquency, foreclosure and REO status. The predictive behavioral scoring system is integrated with a predictive dialer and phone switch to facilitate incoming and outgoing calls with mortgagors. Outgoing calls range from an introduction of New HomEq as servicer to advanced collection activities. Incoming calls are directed by the phone switch based upon the status of the loan to the appropriate customer service or collections representative.
In the event collection efforts are not successful, New HomEq determines whether foreclosure proceedings are appropriate. New HomEq considers a number of factors, including the related mortgagor's payment history, such mortgagor's ability and willingness to pay, the condition and occupancy of the related property, the lien position of the mortgage loan and the amount of equity in the property. New HomEq also considers the costs associated with taking possession, interest and expense carry, repairs and marketing. Unless impractical, New HomEq seeks to reduce the cycle time and loss severity of foreclosure actions in a manner that meets or exceeds published Fannie Mae timelines.
If a borrower goes into bankruptcy, New HomEq will pursue appropriate steps to process the case quickly in an effort to increase monthly cash flows and reduce loss severity, duration and servicing costs. New HomEq maintains internal controls to monitor the status of all bankruptcies, whether handled internally or through a multi-state network of attorneys specializing in bankruptcy proceedings in the state of the mortgaged property. New HomEq utilizes electronic notifications and case management tools in connection with its bankruptcy account management.
When New HomEq acquires title to a mortgaged property through foreclosure proceedings, it ascertains property occupancy, obtains appraisals and broker price opinions, determines property condition and whether the costs necessary to preserve or enhance property marketability are justified, lists the property for sale and oversees the final disposition of the property.
New HomEq provides full escrow services, including property tax, hazard insurance, flood insurance and lender-placed insurance services. Most of these services are provided through third-party vendors that specialize in these service areas. New HomEq conducts the initial and annual escrow analysis functions internally. New HomEq monitors escrow activities on an ongoing basis.
There have been no material changes in New HomEq's servicing policies and procedures during the past three years.
Prior Securitizations
During the three years preceding the date of this Form 8-K, New HomEq has not been terminated as a servicer in a residential mortgage loan securitization due to a servicing default or application of a servicing performance test or trigger. During such time, New HomEq also neither has failed to make any required advance with respect to any issuance of residential mortgage backed securities nor disclosed material noncompliance with the servicing criteria applicable to any such securitization.